Exhibit 5.1

A LIMITED LIABILITY PARTNERSHIP	THE SCALPEL, 52 LIME STREET LONDON, EC3M 7AF TELEPHONE: +44 20 7920 4000 FACSIMILE: +44 20 7496 8500 WWW.MOFO.COM

MORRISON & FOERSTER (UK) LLP

AUSTIN, BEIJING, BERLIN, BOSTON, BRUSSELS, DENVER, HONG KONG, LONDON, LOS ANGELES, MIAMI,
NEW YORK, PALO ALTO, SAN DIEGO,
SAN FRANCISCO, SHANGHAI, SINGAPORE, TOKYO, WASHINGTON, D.C.

September 7, 2023

Arm Holdings plc

110 Fulbourn Road

Cambridge CB1 9NJ

United Kingdom

Arm Holdings plc

Ladies and Gentlemen:

1	Introduction

We have acted as English legal advisers to Arm Holdings plc, a public limited company incorporated under the laws of England and Wales (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended (the “Securities Act”), relating to the sale by the selling shareholder of 95,500,000 American Depositary Shares (the “ADSs”), each representing one of the Company’s ordinary shares, nominal value of £0.001 each (the “Ordinary Shares”) and, if the over-allotment option is exercised, the sale by the selling shareholder of up to an additional 7,000,000 ADSs (the “Offering” and the Ordinary Shares allotted and issued in connection therewith to National City Nominees Limited as nominee for Citibank, N.A. – London Branch, and represented by the ADSs, being the “Shares”). We have taken instructions solely from the Company.

2	English law

2.1

This opinion is limited to English law as applied by the English courts and published and in effect on the date of this opinion. It is given on the basis that all matters relating to it will be governed by, and that it (including all terms used in it) will be construed in accordance with, English law. In particular, we express no opinion herein with regard to any system of law (including, for the avoidance of doubt, the federal laws of the United States of America and the laws of the State of New York) other than the laws of England as currently applied by the English courts.

2.2

By accepting this opinion you irrevocably agree and accept that the English courts shall have exclusive jurisdiction to hear and determine any dispute or claim arising out of or in connection with this opinion or its formation, including without limitation, (i) the creation, effect or interpretation of, or the legal relationships established by, this opinion and (ii) any non-contractual obligations arising out of or in connection with this opinion.

3	Scope of Enquiry

For the purpose of issuing this opinion, we have examined such matters of fact and questions of law as we have considered appropriate to enable us to render the opinion expressed below. We have reviewed, among other things, only the following documents and conducted the following enquiries and searches:

3.1	We have examined the following documents:

3.1.1	a pdf copy of the Registration Statement;

3.1.2	a pdf copy of the Company’s Certificate of Incorporation dated April 9, 2018;

Authorised and regulated by the Solicitors Regulation Authority

A list of Partners of Morrison & Foerster (UK) LLP, a Delaware Limited Liability Partnership,

(registered number 4569482 8100 080747141) is available at our offices.

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September 7, 2023

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3.1.3

a pdf copy of the Articles of Association of the Company adopted on August 20, 2023 and a pdf copy of the Articles of Association of the Company adopted at the Company’s annual general meeting on September 4, 2023, conditional on completion of and in connection with the Offering (the “New Articles”);

3.1.4	a pdf copy of the certificate of incorporation on re-registration as a public limited company of the Company dated September 1, 2023;

3.1.5

(i) a Secretary Certificate dated August 28, 2023 certifying certain board resolutions passed at a board meeting of the Company held on August 17, 2023; (ii) written board resolutions of the Company dated August 24, 2023 resolving, inter alia, to allot and issue the Shares at the direction of the shareholders of the Company, Kronos II, LLC (“Kronos”) and SVF Holdco (UK) Limited (“SVF”); and (iii) shareholder resolutions of Kronos and SVF dated August 25, 2023 approving the allotment and issue of the Shares (the “Allotment Resolutions”);

3.1.6	the results of an online search in respect of the Company on the Companies House Direct Service made at 3.44 p.m. (London time) on September 7, 2023 (the “Company Search”); and

3.1.7

the results of a telephone search at the Companies Court of the Central Registry of Winding-Up Petitions in England and Wales in relation to the Company made at 3.43 p.m. (London time) on September 7, 2023 (the “Telephone Search” and together with the Company Search, the “Searches”).

4	Extent of opinions

4.1	We express no opinion:

4.1.1	as to any taxation matters in the United Kingdom or otherwise in this opinion; and/or

4.1.2

as to any agreement, instrument, corporate record or other document other than as specified in this opinion or as to any liability to tax or duty which may arise or be suffered as a result of or in connection with the Offering or the transactions contemplated thereby.

4.2

This opinion only applies to those facts and circumstances which exist as at today’s date and we assume no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances which may subsequently come to our attention, any changes in laws which may occur after today, or to inform the addressee of any changes in circumstances happening after the date of this opinion which would alter our opinion.

5	Assumptions

For the purpose of this opinion, we have assumed (without making enquiry and investigation):

5.1

All copies of documents submitted to us (whether by email or otherwise) are complete and accurate and conform to the original documents of which they are copies and all originals are genuine and complete, authentic and up-to-date.

5.2	Each signature is the genuine signature of the individual concerned and all stamps and seals on all documents that we reviewed are genuine.

5.3	Where a document has been examined by us in draft or specimen form, it will be or has been duly executed in the form of that draft or specimen.

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September 7, 2023

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5.4	The capacity, power and authority to execute and deliver each of the documents listed in paragraph 3.1 to this opinion by or on behalf of each of the parties to such documents.

5.5

None of the documents examined by us have been amended, supplemented or terminated (whether by written agreement or otherwise) and there are no other arrangements or course of dealings which modify, supersede or otherwise affect any of the terms thereof, and no unknown facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the documents listed in paragraph 3.1 to this opinion or which have not been disclosed to us that may affect the conclusions in this opinion.

5.6

The information revealed by the Searches is true, accurate, complete and up-to-date in all respects (and included all information which should properly have been submitted to the Registrar of Companies), and there is no information which should have been disclosed by the Searches that has not been disclosed for any reason and there has been no alteration in the status or condition of the Company since the date and time that the Searches were made.

5.7

That no Shares or rights to subscribe for Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000, as amended (“FSMA”) or of any other United Kingdom laws or regulations concerning offers of securities to the public, and no communication has been or shall be made in relation to the Shares in breach of section 21 of FSMA or any other United Kingdom laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities.

5.8

In relation to the allotment and issue of the Shares, the directors have acted and will act in the manner required by section 172 of the Companies Act 2006 and will exercise their powers in accordance with their duties under all applicable laws and the articles of association in force at the relevant time, and all such further meeting of the board of directors of the Company or any duly authorized and constituted committee of the board of directors of the Company which may be required in order to validly allot and issue the Shares will be duly convened and held and the requisite resolutions to give effect to their allotment and issue will be duly passed, including the Allotment Resolutions.

5.9	There has not been and will not be any bad faith, breach of trust, fraud, coercion, duress or undue influence on the part of any of the directors in relation to any allotment and issue of Shares.

6	Opinion

Based on the documents referred to and assumptions in paragraphs 3 and 5 and subject to the qualifications in paragraph 7 and to any matters not disclosed to us, we are of the following opinion as at today’s date that the Shares registered in the name of National City Nominees Limited in the register of members of the Company and delivered as described in the Registration Statement have been duly authorised and validly issued, fully paid or credited as fully paid and will not be subject to any call for payment of further capital.

7	Qualifications

This opinion is subject to the following qualifications:

7.1

This opinion is subject to any limitations arising from (a) laws relating to bankruptcy, insolvency, administration, reorganisation, rescheduling, fraudulent transfer, preference, liquidation, voluntary arrangement, moratorium, schemes or other laws of general application relating to or affecting the rights of creditors, and (b) an English court exercising its discretion under section 426 of the Insolvency Act (co-operation between courts exercising jurisdiction in relation to insolvency) to assist the courts having the corresponding jurisdiction in any part of the United Kingdom or any relevant country or territory.

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September 7, 2023

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7.2

It should be noted that the Searches are not capable of revealing conclusively whether or not a winding-up or administration petition or order has been presented or made, a receiver, administrative receiver or liquidator appointed, a company voluntary arrangement proposed or approved or any other insolvency proceeding commenced, since (a) in respect of the Company Search, notice of these matters may not be filed with the Registrar of Companies in England and Wales immediately and, when filed, may not be entered on the public database or recorded on the public microfiches of the relevant company immediately, and (b) in respect of the Telephone Search, details of the petition may not have been entered on the records of the Central Registry of Winding-up Petitions in England and Wales immediately or, in the case of a petition presented to a County Court in England and Wales, may not have been notified to the Central Registry of Winding-up Petitions in England and Wales and entered on such records at all, and the response to an enquiry only relates to the period of approximately four years prior to the date when the enquiry was made. Further, not all security interests are registrable, such security interests have not in fact been registered or such security interests have been created by an individual or an entity which is not registered in England. We have not made enquiries of any District Registry or County Court in England and Wales.

7.3

We express no opinion as to matters of fact and we have not been responsible for investigating or verifying the accuracy of the facts, including statements of foreign law, or the reasonableness of any statements of opinion, contained in or relevant to any document referred to in this opinion, including the Registration Statement, or that no material facts have been omitted from the Registration Statement.

7.4	We have made no enquiries of any individual connected with the Company.

7.5

A certificate, documentation, notification, opinion or the like might be held by the English courts not to be conclusive if it can be shown to have an unreasonable or arbitrary basis or in the event of a manifest error.

8	Reliance

8.1	This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.

8.2	This opinion is given by Morrison & Foerster (UK) LLP and no partner or employee assumes any personal responsibility for it nor shall owe any duty of care in respect of it.

9	Consent

We hereby consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters” in the prospectus that forms a part of the Company’s Registration Statement on Form F-1 (File No. 333-274120). In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Yours faithfully

/s/ Morrison & Foerster (UK) LLP

Morrison & Foerster (UK) LLP